UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): August 1, 2013

QCR Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-22208	42-1397595
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3551 Seventh Street, Suite 204, Moline, Illinois 61265
(Address of principal executive offices, including zip code)

(309) 743-7721
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 1, 2013, on the recommendation of its Nomination and Governance Committee, the board of directors (the "Board") of QCR Holdings, Inc. (the "Company") increased the number of directors constituting the full Board from thirteen to fourteen, and appointed Linda K. Neuman as a Class II director to fill the resultant vacancy. The Board determined Ms. Neuman qualifies as an independent director under the NASDAQ listing standards. Ms. Neuman was also appointed to serve on the Company's Compensation Committee and the Nomination and Governance Committee. As with other Class II directors, Ms. Neuman's term will expire at the 2016 annual meeting of stockholders.

Linda K. Neuman is a retired member of the Iowa Supreme Court, and currently teaches part-time at the University of Iowa Law School, serves as a private mediator and arbitrator, and serves on a number of non-profit and corporate boards. She has served on the board of Quad City Bank & Trust, a wholly-owned banking subsidiary of the Company, since 2008.

Ms. Neuman earned her law degree from the University of Colorado School of Law and also holds a Master of Laws degree from the University of Virginia College of Law.

Ms. Neuman will be entitled to receive compensation for her service as a director consistent with the compensation paid to non-employee directors of the Company, as described in the Company's Proxy Statement for the Annual Meeting of Stockholders held on May 1, 2013.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1.	Press release dated August 7, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 7, 2013	QCR Holdings, Inc.
	By:	/s/ TODD A. GIPPLE Todd A. Gipple Executive Vice President, Chief Operating Officer and Chief Financial Officer